Exhibit 10.316
LIGAND PHARMACEUTICALS INCORPORATED
DIRECTOR COMPENSATION POLICY
     Non-employee members of the board of directors (the “Board”) of Ligand Pharmaceuticals Incorporated (the “Company”) shall be eligible to receive cash and equity compensation effective as of May 31, 2007, as set forth in this Director Compensation Policy. The cash compensation and restricted stock grants described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or restricted stock, unless such Independent Director declines the receipt of such cash compensation or restricted stock by written notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash compensation arrangements between the Company and its directors and the Automatic Option Grant Program for directors under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”). The Automatic Option Grant Program has been terminated effective as of May 31, 2007.
     1. Cash Compensation.
          (a) Annual Retainer. Each Independent Director shall be eligible to receive an annual retainer of $10,000 for service on the Board. In addition, an Independent Director serving as:
               (i) chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service;
               (ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;
               (iii) members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $4,000 for such service;
               (iv) chairman of the Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and
               (v) members (other than the chairman) of the Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $2,000 for such service.
          (b) Meeting Stipends. Each Independent Director shall be eligible for an additional stipend of $2,500 per day for each Board meeting attended in person, $700 per day for each Board meeting attended by telephone and $500 per day for each committee meeting attended on non-Board meeting dates.
          (c) Payment of Cash Compensation. Annual retainer fees shall be paid after each annual meeting of the Company’s stockholders in advance for the upcoming year of service and shall be prorated for the period of the year served for Independent Directors who are elected or appointed to the Board at a time other than the date of the annual meeting of the Company’s stockholders. Committee fees and meeting stipends shall be paid quarterly and committee fees shall be prorated for any partial quarters served for Independent Directors who serve on a committee for less than a full quarter (and such fees shall be retroactive to the date on which the Independent Director joins the applicable committee).
     2. Equity Compensation. The restricted stock awards described below shall be granted under and shall be subject to the terms and provisions of the 2002 Plan and shall be granted subject to the execution and delivery of restricted stock award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such stock awards and such other terms as may be required by the 2002 Plan.
          (a) Initial Restricted Stock. A person who was initially elected or appointed to the Board on or after May 31, 2007, and who was or is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a restricted stock grant of 10,000 shares of common stock (subject to adjustment as provided in the 2002 Plan) on the date of such initial election or appointment (each, an “Initial Restricted Stock”).
          (b) Subsequent Restricted Stock. A person who is an Independent Director automatically shall be eligible to receive a restricted stock grant of 5,000 shares of common stock (subject to adjustment as provided in the 2002 Plan) on the date of each annual meeting of the Company’s stockholders on or after May 31, 2007. An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Restricted Stock grant in connection with such election, and shall not receive a Subsequent Restricted Stock grant on the date of such meeting as well. The restricted stock grants described in this clause shall be referred to as “Subsequent Restricted Stock.”
          (c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Restricted Stock pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Restricted Stock as described in clause 2(b) above.
          (d) Terms of Restricted Stock Granted to Independent Directors.
               (i) Vesting. Any restricted stock awards granted hereunder shall vest on the first anniversary of the date of grant, subject to the director’s continuing service on the Board through such date. Any unvested shares will be forfeited to the Company in the event a director ceases to serve on the Board prior to the vesting of such shares.
               (ii) Change of Control. Any restricted stock awards granted hereunder shall vest in full in the event of a Change in Control or a Hostile Take-Over (each as defined in the 2002 Plan).

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